Exhibit 10.41
EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 20, 2018, between Tribune Media Company, a Delaware corporation (the “Company”), and Gavin Harvey (“Executive”).
WHEREAS, the Company and Executive desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Term; Certain Definitions.

(a)The term of Executive’s employment under this Agreement (the “Term”) shall be effective as of April 1, 2018 (the “Effective Date”) and shall continue until March 31, 2019 (the “Initial Term Expiration Date”); provided, however, that the Company may, by written notice to Executive, extend the term of employment, on the terms and conditions set forth herein, by one (1) additional year (the “Renewal Term”) until the second anniversary of the Effective Date. Executive’s employment under this Agreement may be terminated earlier than the Initial Term Expiration Date or the expiration of the Renewal Term, as applicable, at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.” If the Company elects a Non-Renewal (as defined below), the Agreement will terminate on the Initial Term Expiration Date.

(b)Capitalized terms not defined in this Agreement shall have the meanings given such terms on Annex A.

2.Duties and Responsibilities. The Company hereby employs Executive, and Executive hereby accepts employment, subject to the terms and conditions contained herein, during the Term, as President - WGN America & Tribune Studios, and Executive shall have such duties and responsibilities customarily exercised by an individual serving in such a capacity. During the Term, Executive agrees to be employed by and devote substantially all of Executive’s business time and attention to the Company and the promotion of its interests; provided, however, that, to the extent that such activities do not violate the terms of, or interfere with his performance of his duties, services and responsibilities under, this Agreement, the Executive shall be permitted to manage his personal, financial and legal affairs and participate in such civic and philanthropic activities as he shall determine appropriate. Except as expressly set forth herein or as consented to by the Board of Directors of the Company (the “Board”), during the Term, Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates. Executive shall perform such lawful duties and responsibilities as reasonably directed from time to time by the Chief Executive Officer of the Company or, if the Merger has been completed, Sinclair Broadcast Group, Inc.’s Chief Executive Officer or head of broadcasting. Executive shall report directly to the Chief Executive Officer of the Company. During the Term, upon request, Executive shall serve as an officer and/or director of one or more subsidiaries of the Company, provided that such activities shall be reasonably connected to his duties hereunder, and Executive shall have been afforded indemnification and director and officer liability insurance coverage consistent with that provided in connection with his primary activities.

3.Compensation and Related Matters.

(a)Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $600,000, payable in accordance with the Company’s applicable payroll practices.

(b)Annual Bonus. For the 2018 fiscal year, and, if this Agreement is continued for a Renewal Term, the 2019 fiscal year, subject to Section 4(b), Executive shall have the opportunity to earn an annual bonus (“Annual

Bonus”), with a target bonus opportunity of $600,000 (the “Target Bonus”), under a bonus plan of the Company, which shall be based upon reasonably attainable objectives (which may be based on a number of financial and operational metrics, including but not limited to EBITDA) and reasonably attainable subjective factors set by the Board or Compensation Committee of the Board, or if the Merger has been completed, by Sinclair Broadcast Group, Inc.’s Board of Directors or its Compensation Committee. The Annual Bonus payable for any calendar year shall be paid in cash and in a lump sum during the following year, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments promptly after results have been determined (which for the avoidance of doubt shall be after the Board’s receipt of audited financials for the year to which the Annual Bonus, if any, relates), subject, except as otherwise provided herein, to Executive’s continued employment through December 31 of the calendar year to which the bonus relates, regardless of whether Executive is employed on the date of payment.

(c)Grants of Equity-Based Awards. For the 2018 fiscal year, Executive shall be granted restricted stock units in respect of the Company’s Class A common stock (“RSUs”), such awards having an aggregate fair value equal to $600,000 (based on the fair market value of the Company’s Class A common stock on the date of grant). Each grant of RSUs shall vest in equal annual installments over four years. The RSUs granted under this Section 3(c) shall be subject to the terms set forth in the form of grant agreement used for RSU grants to Company employees in the first fiscal quarter of 2018, including, without limitation, prorated vesting of the first annual vesting tranche if Executive is terminated by the Company without Cause within twelve (12) months after the grant date, if the Merger has been completed (it being understood, for the avoidance of doubt, that a Non-Renewal shall not constitute a termination without Cause).

(d)Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs (including without limitation, four (4) weeks’ vacation per calendar year, health insurance, dental insurance, life insurance and 401(k) plan) and receive perquisites, commensurate with Executive’s position, that are provided by the Company from time to time for its senior executives, subject to the terms and conditions of such plans, provided that nothing herein shall limit the Company’s ability to amend, modify or terminate any such plans or arrangements.

(e)Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses (including business-class travel) in accordance with its then-prevailing policies and procedures for expense reimbursement for senior executives as approved by the Board in good faith consultation with Executive (which shall include appropriate itemization and substantiation of expenses incurred).

(f)Indemnification. The Executive will be entitled to indemnification and prompt advancement of legal fees, costs and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise. During the Term and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be altered from time to time for such directors and officers.

4.Termination of Employment.

(a)Executive’s employment may be terminated by either party at any time and for any reason; provided, however, that, during the Term, Executive shall be required to give the Company at least ninety (90) days’ advance written notice (the “Notice Period”) of any voluntary resignation of Executive’s employment hereunder, and, in such event, the Company shall be required to pay Executive through the Notice Period. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death. The Company reserves the right to require Executive not to be in the offices of the Company or any of its Affiliates and/or not to undertake all or any of Executive’s duties and/or not to contact clients, colleagues or advisors of the Company or any of its Affiliates (unless otherwise instructed) during all or part of any period of notice of Executive’s termination of service. During the Notice Period, Executive’s terms and conditions of service and duties of fidelity and confidentiality to the Company remain in full force and effect and, during any such Notice Period, Executive will remain a service provider to the Company and shall not be employed or engaged in any other business.

(b)Following any termination of Executive’s employment, except as otherwise provided for under this Section 4, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder, except (i) for payment of any accrued but unpaid Base Salary and for payment of any unreimbursed expenses under Section 3(e), in each case accrued or incurred, through the date of termination of employment and timely submitted for reimbursement, payable as soon as practicable and in all events within thirty (30) days following termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable (including vacation pay) to terminated employees in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable law (the “Accrued Entitlements”).

(c)If (x) the Company elects Non-Renewal on at least ninety (90) days’ advance written notice to Executive or (y) the Company terminates Executive’s employment without Cause (other than due to death or Disability) before the expiration of the Term, then Executive shall be entitled to receive Base Salary through the Initial Term Expiration Date or the expiration of the Renewal Term, as applicable (in equal installments at the same time that he would ordinarily have been paid his Base Salary if he remained employed).

(d)If the Company elects Non-Renewal but has not provided Executive with at least 90 days’ advance written notice of the Non-Renewal, then Executive shall be entitled to receive Base Salary for six (6) months following such termination (in equal installments at the same time that he would ordinarily have been paid his Base Salary if he remained employed). For the avoidance of doubt, (x) if the Company gives Executive at least ninety (90) days’ advance written notice of a Non-Renewal, the Executive shall only be entitled to receive the Accrued Entitlements and (y) no payment shall be due under this Section 4(d) or 4(c) if the Company elects to extend the Term by the Renewal Term.

(e)Notwithstanding anything in this Agreement to the contrary, Executive’s entitlement to the payment and benefits and certain rights set forth in Section 4(c) or 4(d) above shall be (A) conditioned upon Executive having provided an irrevocable waiver and release of claims in favor of the Company, its Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit A to be negotiated in good faith (a “Release”), that has become effective in accordance with its terms within fifty-five (55) days following the termination of Executive’s employment (the “Release Condition”), (B) subject to Executive’s continued compliance in all material respects with the terms of this Agreement and (C) subject to Section 24.

(f)Upon termination of Executive’s employment for any reason, upon the Company’s request, Executive agrees to resign, as of the date of such termination of employment or such other date requested, from any positions that the Executive holds with the Company and any of its Affiliates (whether as an employee, officer, director, consultant, trustee, committee member or otherwise) to the extent Executive is then serving thereon; provided that the indemnification and insurance provided for herein shall remain in full force and effect.

(g)Following any termination of Executive’s employment, Executive shall have no obligation to seek other employment. There shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to later employment, consultancy or other remunerative activity of Executive.

5.Nonsolicitation of Employees. Executive agrees that he shall not, directly or indirectly, without the prior written consent of the Company, while an employee of the Company and during the one (1)-year period following termination of his employment for any reason, solicit, recruit or hire, or attempt to solicit, recruit or hire, any employees of the Company or Persons who have worked for the Company during the one (1)-year period immediately preceding such solicitation, recruitment or hiring or attempt thereof (other than Executive’s secretary/executive assistant) or assist any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a);

provided that this Section 5(a) shall not prohibit Executive from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other Persons described in Section 5(a) or (y) soliciting or hiring any employee or other Person described in Section 5(a) who is referred to Executive by search firms, employment agencies or other similar entities, provided further that such firms, agencies or entities have not been instructed by Executive to solicit any such employee or Person or category thereof. The period during which this Section 5(a) applies shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 5(a), to the extent permitted by law.

6.Nondisclosure of Confidential Information.

(a)Executive acknowledges that Executive shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, Executive may disclose only that portion of the Confidential Information which is legally required to be disclosed.
Notwithstanding anything in this Agreement (or the Release) to the contrary, this Agreement (and the Release) does not prohibit Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company.
Executive’s obligations under this Section 6 shall continue beyond the termination of Executive’s employment with the Company and expiration of the Term.
(b)For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).

(c)Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

7.Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally; provided, that Executive shall be permitted to retain a copy of his contacts/rolodex and personal files.

8.Intellectual Property Rights.

(a)Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, including reasonable compensation to Executive if such services occur after the Term, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligations under this Section 8 shall continue beyond the termination of Executive’s employment with the Company and expiration of the Term.

(c)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9.Nondisparagement. While employed and at all times thereafter, Executive shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements) or from filing or presenting truthful statements in any legal or administrative proceeding in which Executive is named as a defendant.

10.Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 5, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of Section 5 of this Agreement.

11.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of Executive’s breach of such provision.

12.Representations of Executive: Advice of Counsel.

(a)Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject and (iv) Executive possesses any licenses or certifications necessary for Executive to perform his duties hereunder and commencement of employment with the Company shall not be a breach of such representation).

(b)Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

13.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relate to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall provide Executive with reasonable compensation for his time and reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

14.Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15.Assignment.

(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 15(b) hereof, or to an Affiliate of the Company, provided that any such assignee expressly agrees to assume in writing and perform all obligations of the Company hereunder.

(b)This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder). Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

16.Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

17.Consent to Jurisdiction; Waiver of Jury Trial.

(a)Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located within the Borough of Manhattan (or, if subject matter jurisdiction in such courts is not available, in any state court located within the Borough of Manhattan) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 17 or enforcing any judgment obtained by either party.

(b)The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 21,

(d)Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).

(e)Except as determined in a final judgment by any arbiter of an action, suit or proceeding brought in connection with any dispute arising out of or relating to this Agreement, each party hereto shall be responsible for its own costs and expenses (including outside attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

18.Amendment; No Waiver: Severability.

(a)No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b)If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.Entire Agreement. This Agreement (including its exhibits) constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

20.Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions. Without limiting the generality of the foregoing or Section 1(a), Sections 5 through 24 of this Agreement shall survive the termination of this Agreement and continue to apply following the end of the Term, unless otherwise modified by a separate agreement between Executive and the Company.

21.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three (3) days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:    Tribune Media Company
685 Third Avenue
New York, NY 10017
Attn: Chief Executive Officer
Attn: Chairman of the Compensation Committee

With a copy to:    Paul S. Bird, Esq.
Meir D. Katz, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

If to Executive:    Gavin Harvey

At the most recent address on file with the Company
22.Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

24.Section 409A.

(a)For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement

(including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations § 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive sixty-one (61) days following a “separation from service” as defined in Treasury Regulations § 1.409A-1(h), provided that Executive satisfies the Release Condition, if required by Section 4(h). Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. In addition, where a payment is to be made during a period of time (e.g., within 60 days following termination of employment) and such period of time falls in two (2) calendar years, the payment shall be made in the second calendar year. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs, and provided that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.
TRIBUNE MEDIA COMPANY
By:    /s/ Peter Kern
Name:     Peter Kern
Title:     Chief Executive Officer

GAVIN HARVEY
By:    /s/ Gavin W. Harvey
Name:     Gavin W. Harvey

Annex A
Certain Definitions
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.
“Cause” means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (c) commission of a material act of dishonesty or conduct in violation of Company’s written policies and codes of conduct; (d) willful unauthorized disclosure or use of Confidential Information in violation of Section 6 of this Agreement; (e) material improper destruction of Company property; (f) willful misconduct in connection with the performance of Executive’s duties; or (g) any finding by the Securities and Exchange Commission pertaining to the willful conduct of the Executive which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that Executive shall be provided a 10-day period to cure any such breach set forth in clause (c), (e) or (f), to the extent curable. For the avoidance of doubt, placing the Executive on paid leave for up to 60 days during which the Company continues to provide the Executive with all compensation and benefits provided for under this Agreement, pending the Board’s good faith determination of whether there is a basis to terminate the Executive for Cause, will not by itself constitute a termination of the Executive’s employment hereunder.
“Company” means Tribune Media Company and any of its successors and permitted assigns; provided that for purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries and any Affiliates of the Company that are Controlled by the Company.
“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 120 days or for a period of 120 days in any 365 day period as determined by the Board in its good faith judgment.
“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.
“Merger” means the merger transaction contemplated by the Agreement and Plan of Merger, dated as of May 8, 2017, between the Company and Sinclair Broadcast Group, Inc.
“Non-Renewal” means the Company shall have notified Executive in writing of its intention to either (x) not extend the term of employment for a Renewal Term or (y) to elect a Renewal Term but with a reduction in Base Salary or Target Bonus or a requirement that Executive’s principal job location be located more than fifty (50) miles from its location on the date hereof.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

Exhibit A

GENERAL RELEASE AND
COVENANT NOT TO SUE
TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
1.Gavin Harvey (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (“Executive Related Parties”), in consideration for the amounts payable and benefits to be provided to him under that Employment Agreement dated as of June __, 2018, between Tribune Media Company, a Delaware corporation (the “Company”), and Executive (the “Employment Agreement”), hereby covenants not to sue or pursue any litigation against, and waives releases and discharges the Company, its Affiliates (as defined in the Employment Agreement), their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its Affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue); (ii) any rights Executive may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries; (iii) any rights Executive may have to indemnification under the Employment Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights Executive and the Executive Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Executive and the Company as a result of any act or failure to act for which Executive and the Company are held jointly liable,

2.Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from (i) filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding; or (ii) pursuing any claim Executive may have to unemployment or workers’ compensation benefits. Notwithstanding Section 6 of the Employment Agreement, Executive shall not be prohibited from disclosing any Claims or the underlying facts or circumstances thereof if such a prohibition on disclosure would violate applicable law.

3.In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that he is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4.The Company’s offer to Executive of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Employment Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. Executive acknowledges that Executive has not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).

5.Executive acknowledges that he has been offered a period of time of at least [21/45] (To be selected based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA).) days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). Executive acknowledges and agrees that he has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive further acknowledges that Executive has read this General Release and Covenant not to sue carefully, has been advised by the Company to, and has in fact, consulted an attorney, and fully understands that by signing this General Release and Covenant Not to Sue Executive is giving up certain rights which he may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Board of Directors of the Company written notice stating that he is canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide Executive with the benefits identified in the Sections of the Employment Agreement referred to in Section 4(h) of the Employment Agreement, unless and until the requirements with respect thereto are met. Executive acknowledges that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by him, the provisions of the Employment Agreement that otherwise by their terms survive termination of Executive’s employment shall remain in full force and effect,

6.The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of New York without regard to its conflicts of law principles, and the provisions of Sections 16 and 17 of the Employment Agreement shall apply mutatis mutandis.
IN WITNESS WHEREOF, Executive and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.
TRIBUNE MEDIA COMPANY
By:    /s/ Peter Kern
Name:     Peter Kern
Title:     Chief Executive Officer

GAVIN HARVEY
By:    /s/ Gavin W. Harvey
Name:     Gavin W. Harvey